Exhibit 99.1

Evergreen Energy Inc. Special Committee Retains Financial Advisor

DENVER, October 20, 2011: Evergreen Energy Inc. (“Evergreen” or “the Company”) today announced that the Special Committee of the Company's Board of Directors has retained Dahlman Rose & Company, LLC (“Dahlman Rose”) to act as its independent financial adviser in connection with the Special Committee’s evaluation of the unsolicited offer by Stanhill Capital Partners (“Stanhill”) to acquire the Company's K-Fuel® business. Dahlman Rose will work alongside Cooley LLP, which had previously been engaged as independent legal counsel to the Special Committee.

On October 4, 2011, Evergreen announced that it had received an offer from Stanhill to purchase the Company’s K-Fuel® process and technology business for $30 million. Among other things, the offer is expressly conditioned upon completion of due diligence, negotiation of definitive documents, the approval of Evergreen’s stockholders and final approval of Stanhill’s investment committee.

A Special Committee of the Board of Directors of Evergreen was formed to consider the Stanhill offer and other strategic alternatives. The Special Committee has not set a definitive timetable for completion of its evaluation of the Stanhill offer or any other alternative, and does not currently intend to announce developments unless and until an agreement has been reached.  There can be no assurance that the Special Committee’s process will lead to the approval or completion of any transaction.

Evergreen Energy, Inc.

Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel®. K-Fuel® significantly improves the performance of low-rank sub-bituminous and brown coals and lignite. The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture. For more information, please visit the company’s website at www.evgenergy.com

Safe Harbor Statement

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission. Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to complete a transaction with Stanhill for the sale of our K-Fuel® process and technology business may be adversely impacted by unfavorable decisions in pending litigation, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant, or the inability to raise sufficient additional capital in a timely manner to complete a transaction with Stanhill. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contacts:

Evergreen Energy Inc.
Jimmac Lofton, Investor Relations, 1-720-945-0511
jlofton@evgenergy.com

Public Relations Contact:
Kekst and Company
Daniel Yunger, 1-212-521-4879
daniel-yunger@kekst.com